CNH CAPITAL

January 31, 2025

Titan Machinery, Inc.
644 E Beaton Dr
Attn: Bo Larsen, Chief Financial Officer

RE: *Calculation of Consolidated Fixed Charge Coverage Ratio*

Dear Mr. Larsen:

Reference is made to that certain Amended and Restated Wholesale Financing and Security Agreement dated January 8, 2010, as amended (the "WFSA") by and between Titan Machinery, Inc. ("Titan") and CNH Industrial Capital America LLC ("CNH Capital") as amended. On October 5, 2017, the parties amended the WFSA and added the *Consolidated Fixed Charge Coverage Ratio* as a new financial covenant (as defined therein). The *Consolidated Fixed Charge Coverage Ratio* has been calculated quarterly.

Following our recent discussion, CNH Capital writes to inform you that for the period commencing January 31, 2025, through January 31, 2026 ("FYE 2025 & FYE 2026"), we have agreed to not calculate the *Consolidated Fixed Charge Coverage Ratio*. CNH Capital will resume calculating the *Consolidated Fixed Charge Coverage Ratio* on quarterly basis for the following fiscal year February 1, 2026 through January 31, 2027 ("FYE 2027") and each fiscal year thereafter.

Except as expressly provided herein, nothing in this Letter Agreement shall be deemed to amend any other provision or financial covenant contained in the WFSA. Please acknowledge your review and understanding of the terms of this Letter Agreement by signing the attached copy in the place provided and promptly returning the signed copy to me.

Very Truly Yours,

CNH Industrial Capital America LLC

Chris Maki

Chris Maki
Strategic Accounts Manager

ACKNOWLEDGED AND AGREED:

Titan Machinery Inc.

By: Robert Larsen

Title: CFO